As filed with the Securities and Exchange Commission on February 17, 2015

Registration No. 333-136655

Registration No. 333-145761

Registration No. 333-149761

Registration No. 333-172119

Registration No. 333-189021

Registration No. 333-193948

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-8

REGISTRATION STATEMENT NO. 333-136655

FORM S-8

REGISTRATION STATEMENT NO. 333-145761

FORM S-8

REGISTRATION STATEMENT NO. 333-149761

FORM S-8

REGISTRATION STATEMENT NO. 333-172119

FORM S-8

REGISTRATION STATEMENT NO. 333-189021

FORM S-8

REGISTRATION STATEMENT NO. 333-193948

UNDER

THE SECURITIES ACT OF 1933

VOLCANO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0928885
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3721 Valley Centre Drive, Suite 500

San Diego CA 92130

(484) 321-5900

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2000 Long Term Incentive Plan

2005 Equity Compensation Plan

2007 Employee Stock Purchase Plan

(Full Title of the Plans)

Joseph E. Innamorati

Vice President and Secretary

Auxilium Pharmaceuticals, Inc.

c/o Philips Electronics North America Corporation

3000 Minuteman Road

Andover, MA 01810

(978) 687-1501

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Matthew G. Hurd

Rita-Anne O’Neill

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

(310) 712-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Volcano Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”).

•	Registration Statement No. 333-136655, originally filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2006, which registered the offering of an aggregate of 8,162,558 shares of the Company’s common stock, par value $0.001 per share (“Shares”);

•	Registration Statement No. 333-145761, originally filed with SEC on August 29, 2007, which registered the offering of an aggregate of 4,000,000 Shares;

•	Registration Statement No. 333-149761, originally filed with SEC on March 17, 2008, which registered the offering of an aggregate of 600,000 Shares;

•	Registration Statement No. 333-172119, originally filed with SEC on February 8, 2011, which registered the offering of an aggregate of 2,050,000 Shares;

•	Registration Statement No. 333-189021, originally filed with SEC on May 31, 2013, which registered the offering of an aggregate of 7,860,000 Shares; and

•	Registration Statement No. 333-193948, originally filed with SEC on February 14, 2014, which registered the offering of an aggregate of 600,000 Shares.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On February 17, 2015, pursuant to the Agreement and Plan of Merger, dated as of December 16, 2014 (the “Merger Agreement”), among the Company, Philips Holding USA Inc., a Delaware corporation (“Parent”), and Clearwater Merger Sub, Inc., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Andover, State of Massachusetts, on this February 17, 2015.

VOLCANO CORPORATION

By:	/s/ Joseph E. Innamorati
	Name:	Joseph E. Innamorati
	Title:	Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Dripchak	President and Director	February 17, 2015
David A. Dripchak

/s/ Paul Cavanaugh	Vice President	February 17, 2015
Paul Cavanaugh

/s/ Joseph E. Innamorati	Vice President and Director	February 17, 2015
Joseph E. Innamorati